Exhibit 5.1
June 30, 2006
China Healthcare Acquisition Corp.
1233 Encino Drive
Pasadena, California 91108
Gentlemen:
     Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by China Healthcare Acquisition Corp. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), covering (i) 10,000,000 Units (“Public Units”), with each Public Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and two warrants each to purchase one share of the Company’s Common Stock (the “Warrants”) to the underwriters for whom Ferris, Baker Watts, Incorporated is acting as the sole underwriter (the “Underwriter”), (ii) up to 1,500,000 Units (the “Over-Allotment Units”) which the Underwriter will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 500,000 Units (the “Underwriters’ Units”) which Ferris, Baker Watts, Incorporated will have the right to purchase (“Underwriters’ Purchase Option”) for its own account, (iv) up to 2,500,000 Units (the “Management Units”) which the founders of the Company will have the right to purchase (“Management Purchase Option”) (the Public Units, Over-Allotment Units, Underwriters’ Units and Management Units are collectively referred to as the “Units”), (v) all shares of Common Stock and all Warrants issued as part of the Units, and (vi) all shares of Common Stock issuable upon exercise of the Warrants included in the Units.
     We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based upon the foregoing, we are of the opinion that:
     1. The Units, the Underwriters’ Purchase Option, the Management Purchase Option, the Warrants and the Common Stock, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.
     2. Each of the Warrants, the Underwriters’ Purchase Option and the Management Purchase Option constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

China Healthcare Acquisition Corp.
June 30, 2006

     We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours truly, VENABLE LLP